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                                                                    EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                        TRANSAMERICAN ENERGY CORPORATION


         Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, TransAmerican Energy Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation adopted resolutions setting forth and declaring advisable the following proposed amendments to the Certificate of Incorporation of the Corporation:

         Article 3 of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

         "3.     The purpose of the Corporation is limited to the following:

                 (a) to acquire from TransAmerican Natural Gas Corporation and to own and hold shares of the capital stock of TransTexas Gas Corporation, a Delaware corporation ("TransTexas"), and TransAmerican Refining Corporation, a Texas corporation ("TARC"), and to sell and transfer such shares if permitted by, and in compliance with, that certain Indenture, dated as of February 15, 1995 (the "Guaranteed Debt Indenture"), among TARC, the Corporation, and First Fidelity Bank, National Association, as Trustee (the "Trustee"), and the TEC Pledge Agreement referred to in the Guaranteed Debt Indenture;

                 (b) to execute, deliver, and perform a guarantee (the "Guarantee") of the Guaranteed First Mortgage Discount Notes due 2002 and the Guaranteed First Mortgage Notes due 2002 of TARC (the "Guaranteed Debt") issued pursuant to the Guaranteed Debt Indenture;

                 (c) to execute, deliver, and perform any supplement to the Guaranteed Debt Indenture and take any other action contemplated pursuant to the terms of the Guaranteed Debt Indenture, in each case provided the same is approved by the holders of the Guaranteed Debt pursuant to the terms of the Guaranteed Debt Indenture to the extent, if any, that such approval is required thereby;
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                 (d)      to pledge shares of the capital stock of TransTexas
                          and TARC owned by the Corporation as security for the Guaranteed Debt and performance of the Corporation's obligations under the Guarantee;

                 (e) to acquire, own, and hold the Guaranteed Debt and 8% Preferred Stock (as defined in the Guaranteed Debt Indenture), subject to the limitations on such acquisition and ownership set forth in the Guaranteed Debt Indenture; and

                 (f) to do all other things and acts, to execute, deliver and perform all other instruments, documents and certificates and to pay all costs, fees and taxes as may be necessary, proper, or advisable in order to carry out and comply with the foregoing purposes."

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the common stockholders and the preferred stockholders of the Corporation, and the necessary number of shares of common stock and preferred stock as required by statute and by the Certificate of Incorporation of the Corporation gave written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware to approval and adoption of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Certificate of Incorporation to be executed this 14th day of February, 1997.

                                        TRANSAMERICAN ENERGY CORPORATION



                                        By: /s/ Ed Donahue
                                            ----------------------------------
                                            Ed Donahue, Vice President





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